Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Declares Quarterly Dividend
and Announces Annual Meeting Date

Carmel, Ind. February 28, 2013 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has declared a quarterly cash dividend of $0.02 per share on the Company's common shares.

The dividend will be payable March 25, 2013, to shareholders of record at the close of business on March 11, 2013.

The Company also announced that its annual meeting of shareholders will be held at 8:00 a.m. (EDT) on May 8, 2013 at its offices in Carmel, Indiana.  Holders of record at the close of business on March 11, 2013 will be entitled to vote at the meeting.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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